Exhibit 99.1

Grom Social’s Top Draw Animation Founder Wayne Dearing Names Former Nickelodeon Exec Russell Hicks as Successor to Lead Animation Studio

Capping 40+ Year Career in Animation – Including More than Two Decades as Managing Director for Top Draw -- Dearing Plans to Retire in 2022

Hicks to Lead Top Draw and Continue to Oversee Original IP for Curiosity Ink Media, Grom’s Newest Acquisition and Original Content Division

Boca Raton, FL, August 23, 2021 – Grom Social Enterprises, Inc. (NASDAQ:GROM), the emerging social media and family entertainment company, today announced that Wayne Dearing, whose legendary career in animation spans more than four decades – including 22 years since founding and serving as Managing Director of Grom’s Top Draw Animation division – will retire in 2022. To meet the growing animation needs of Top Draw’s roster of global entertainment customers, Grom will install former Nickelodeon President of Content Development and Production, Russell Hicks, to oversee Top Draw in addition to serving as Chief Content Officer for Curiosity Ink Media, the original storytelling entertainment company Hicks founded in 2016 and Grom’s newest division. The executive announcements were unveiled today by Grom CEO, Darren Marks, who also confirmed that Grom Social Enterprises, Inc. has officially completed the acquisition of Curiosity Ink Media.

The transition of Top Draw leadership from Dearing to Hicks is expected to complete in early 2022 and caps a stunning professional journey for Dearing, who began his career with Hanna- Barbera in the late 1970’s. Later, the Sydney, Australia native relocated to the Philippines to oversee operations at FilCartoons, Hanna-Barbera’s animation production unit. In 1999, Dearing realized his dream and threw open the doors to Top Draw Animation, his company dedicated to premium animation production services that now produces hundreds of hours of animated content annually. Since its inception, Dearing has built an enviable client roster of global entertainment providers including Netflix, Nickelodeon, Hasbro, Cartoon Network and several other programming services. After spearheading the sale of Top Draw to Grom in 2016, Dearing remained at the helm to champion the commitment, pride, professionalism, and dedication of the studio’s 400+ animation professionals.

Darren Marks added, “Wayne’s passion for animation is what built Top Draw into an incredible success story, and we are so proud to have its premium animation services as a centerpiece of Grom Social Enterprises. Wayne’s retirement leaves considerable shoes to be filled and we are so elated Wayne helped us recruit Russell Hicks to lead Top Draw Animation to its next level of success. Thank you, Wayne and welcome, Russell. Your collective talent defines the lifeblood pulsing through the new Grom. Cheers to you both!”

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In addition to Top Draw, Grom Social Enterprises, Inc. also operates: Grom Social, a safe social media app for kids under 13; Grom Educational, a supplier of web filtering solutions used in schools, government, and private businesses; and Curiosity Ink Media, a producer and developer of original kid-friendly content, which Grom just acquired.

About Top Draw Animation, Inc.
TDA is an award-winning producer of top-quality 2D animation for television markets around the world and for leading companies such as Disney Television Animation, DreamWorks Television and Nickelodeon.  The company employs over 400 artists in its 37,000 square foot, state-of-the-art studio in Manila, the Philippines and has accumulated an impressive portfolio of TV animation totaling more than 2,000 half hours.  For more information please visit our website at www.topdrawanimation.com

About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. (OTCQB: GRMM) is a leading social media platform and original content provider of entertainment for children under 13 years of age; providing safe and secure digital environments for kids that can be monitored by their parents or guardians. The Company has several operating subsidiaries, including Grom Social, which delivers its content through mobile and desktop environments (web portal and apps) that entertain children, let them interact with friends, access relevant news, and play proprietary games, while teaching them about being a good digital citizen. The Company owns and operates Top Draw Animation, Inc., which produces award-winning animation content for some of the largest international media companies in the world. Grom Social Enterprises also includes Grom Educational Services, which has provided web filtering services for K-12 schools, government, and private business. For more information, please visit gromsocial.com.

Forward-Looking Statements

This press release contains statements, which may constitute “forward-looking statements.”. Those statements include statements regarding the intent, belief, or current expectations of Grom and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.gromsocial.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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Media Contact:

Marianne Romano

media.contact@gromsocial.com.

(818) 681-0849

Investor Contact:

John McNamara

john@tradigitalir.com

917-658-2602

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